EXHIBIT 11


STATEMENT RE: BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
(in thousands, except earnings (loss) per share data)


                                 Year Ended             Six Months
                                December 31,               Ended
                             1997     1996   1995      6/30/98 6/30/97


Net earnings (Loss)          ($254)   ($905) ($653)       $38     ($186)

Basic earnings (loss)  per   ($.02)   ($.07) ($.06)       $00     ($.01)
common share

Diluted    earnings    per     NA       NA     NA         $00         NA
common share

Weighted  average   common  13,535   12,597 11,277     15,854    12,602
shares outstanding

Weighted  average   common     NA       NA     NA      16,902         NA
shares outstanding
assuming dilution